Exhibit 10.3

         EMPLOYMENT AGREEMENT BETWEEN CHRISTOPHER R. POOK AND GRAND PRIX

         This EMPLOYMENT AGREEMENT ("Agreement") is made this _____ day of March, 1998, by and between the _______________________________________, a
California Corporation (hereinafter called "Company"), and_____________________ (hereinafter called "the Executive").

         In consideration of their respective undertakings as hereinafter set forth, the parties hereto agree as follows:

        1. Employment.

                  Effective at such time as is set forth in Section 4, Company shall employ the Executive as the Chairman and Chief Executive Officer of Company and the Executive agrees to such employment upon the terms and conditions hereinafter set forth.

        2. Attention to Business; Duties.

                  The Executive agrees to continue to devote all of his time, attention, skill and efforts to the performance of his duties and responsibilities of Company, and of any subsidiary or subsidiaries of Company, and to perform such duties and responsibilities as are usual and customary for a Chief Executive Officer, and in connection therewith shall report only to the chief executive officer of the Parent. Additionally, Executive shall be under the supervision and direction of their respective boards of directors of the Company and Parent, but nothing in this Agreement shall preclude the Executive from devoting reasonable periods required for:

                  (i) serving as a director or member of a committee of any organization involving no conflict of interest with the interest of Company and with written consent of Company, said consent not to be unreasonably withheld;

                  (ii) engaging in professional organization and program activities; and

                  (iii) managing his personal investments or engaging in any other noncompeting business; provided that such activities do not materially interfere with the regular performance of his duties and responsibilities under this Agreement.

                  As requested by Parent, the Executive shall also be available to consult with and assist other subsidiaries of Parent engaged in the motorsports industry with respect to marketing, promotion and operational issues.

         3. Confidential Information.

                  Except as required by applicable law, the Executive shall not disclose, either directly or indirectly, or use, whether during or after his employment, any confidential information of Company not generally known to the public or recognized as standard practice, with respect to any inventions, improvements, machinery, equipment, devices, or formula, or the work or investigations, or the identity of customers and any secret or confidential information pertaining to such customers of Company. The Executive shall, at all times, assist Company in keeping such information confidential and except as

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required by applicable law shall not disclose any such information except at the request, or with the consent, of Company.

         4. Term.

                  The term of this Agreement shall be five (5) years commencing at the Effective Time (as defined in that certain Agreement and Plan of Merger between the Company and ________________________, a Delaware corporation ("Parent"), or Parent's exercise of its Option (as defined in that certain Support Agreement (the "Support Agreement") between the Parent and certain shareholders of the Company), whichever shall occur first. This agreement shall be null and void should the merger or exercise of the Option contemplated thereby not occur.

         5. Compensation.

                  For all services to be rendered by him in any capacity hereunder, including services as an officer, director, member of any committee or otherwise, Company agrees to pay the Executive so long as he shall be employed hereunder, as follows:

                  (i) The Executive shall be entitled to a fixed base salary at the rate of Two Hundred Fifty-Six Thousand and 00/100 Dollars ($256,000.00) per annum payable in equal monthly or bi-weekly installments, with such discretionary increases as may be granted from time to time by the Board of Directors.

                  (ii) The Executive shall receive from Parent an option agreement in the form attached hereto as Exhibit A.

                  (iii) The Executive shall receive incentive compensation as provided in Exhibit B.

                  (iv) The Executive shall be a participant in, and beneficiary of, any and all pension, 401(k), qualified profit sharing, life, dental, medical, and other group benefit plans provided by Parent during the term of this Agreement, assuming he qualifies for coverage in these plans in accordance with provisions of law or requirements of underwriters or third party plan sponsors. The Executive shall also be provided such benefits as are set forth on Exhibit B.

                  (v) The Executive shall be furnished the use of an automobile as shall be selected by Company and a reasonable allowance for automobile usage in the performance of his duties hereunder. An automobile provided to the Executive from a Company sponsor shall satisfy this requirement. In lieu of the foregoing, the Company may elect to provide a monthly automobile allowance of $500.00, and a reasonable allowance for automobile usage, including, without limitation, reimbursement for insurance premiums as it relates to business use of the automobile.

                  (vi) The Executive shall be entitled to a vacation of five (5) weeks per full calendar year, during which time, his compensation will be paid in full. The Executive can "carry over" up to ten (10) weeks vacation into succeeding years. Payment for unused vacation upon termination will be made in accordance with relevant state laws.

                  (vii) The Executive shall be eligible for participation in any supplemental executive retirement plan adopted by Parent during the term of this Agreement.

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                  (viii) The Executive shall be entitled to business first class air travel paid for by the Company for all business-related air travel exceeding more than two hours.

         6. Expenses.

                  The Executive shall also be entitled to reimbursement for all reasonable expenses necessary incurred by him in the performance of his duties upon presentation of a voucher indicating the amount and business purposes.

         7. Non-Competition Covenant.

                  The Executive shall not during the term of this Agreement and for a period of eighteen (18) months after the termination of this Agreement, directly or indirectly, in any manner or capacity, engage in or become financially interested in any business entity which is in competition with the Company or Parent within the Territory (as defined below) now or at any time through the time of the termination of this Agreement (whether with respect to motor racing, harness racing, gaming, concerts or other forms of entertainment; herein, the "Business"). The foregoing prohibition shall specifically extend to
(a) soliciting any employees of the Company or Parent for any reason, and (b) soliciting any customers, suppliers, sponsors or promoters of the Company or Parent with respect to any activities similar to those engaged in by the Company or Parent within the Territory (as defined below). The Executive shall not during the term of this Agreement, directly or indirectly, in any manner or capacity, acquire any financial or beneficial interest or ownership in any entity of any type engaged in the Business, except publicly held business entities in which the Executive shall own less than five percent and with which the Executive shall have no executive, proprietary or policy authority or responsibility. For purposes of this Section, (i) "Territory" shall mean a 300 mile radius surrounding any facility of Company or Parent whether now existing or acquired or announced to be acquired prior to the termination of this Agreement, and (ii) "Parent" shall include any subsidiary of Parent. This Section shall not apply if this Agreement is terminated by Company other than for Cause or if Executive terminates this Agreement for Good Reason.

         8. Termination of Employment.

                  (i) Disability.

                           Company may terminate this Agreement for Disability
if within thirty (30) days after written notice of termination is given, the Executive has not returned to full time performance of his duties. For purposes of this Agreement, "Disability" shall mean if, as a result of incapacity due to physical or mental illness, the Executive shall have been absent from his duties with Company on a full time basis for one hundred twenty (120) consecutive business days.

                  (ii) Cause.

                           Company may terminate the Executive's employment for
Cause. For purposes of this Agreement, Company shall have "Cause" to terminate the employment of the Executive hereunder upon:

                           (a) the willful and continued failure by him to
substantially perform his duties with Company (other than any such failure resulting from his incapacity due to physical or mental illness), after a written demand for substantial performance and a notice of reasonable opportunity to

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cure is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that he has not substantially performed his duties, or

                           (b) the willful engaging by the Executive in gross
misconduct materially and demonstrably injurious to Company, including without limitation any material violation of this Agreement (including without limitation, the provisions relating to non-competition). For purposes of this Section subparagraph (ii), no act, or failure to act, on the part of the Executive shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of Company.

                  Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board held for the purpose (after reasonable notice to the Executive and an opportunity for him, together with his counsel, to be heard before said Board), finding that, in the good faith opinion of said Board, the Executive was guilty of conduct set forth above in clauses (ii)(a) or (b) of this Section and specifying the particulars thereof in detail.

                  (iii)    Good Reason.

                           The Executive may terminate his employment for Good
Reason, treat such termination as a termination without Cause and seek damages in accordance with applicable law. For purposes of this Agreement, Good Reason shall mean:

                           (a) a reduction by Company in his base salary as in
effect on the date hereof; or

                           (b) a reduction by Company in the benefits package
provided to the Executive on the date hereof (taken as a whole); or

                           (c) the failure of Company to obtain the assumption
of an agreement to perform this Agreement by any successor; or

                           (d) any purported termination of the Executive's
employment which is not affected pursuant to a Notice of Termination satisfying the requirements of this Section 8; and for purposes of this Agreement, no such purported termination shall be effective.

                           (e) Company's failure to act in good faith or failure
to comply with its duties and responsibilities hereunder.

                           (f) without the express written consent of the
Executive, the assignment to him of any duties materially inconsistent with his positions, duties, responsibilities and status with Company, or a material change in his titles.

                           (g) a change in control of Company or Parent (which
for these purposes shall mean that members of the Rollins family cease to exercise predominant control).

                  (iv) Death.

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                           If the Executive dies during the term of his
employment hereunder, the Executive's legal representatives shall be entitled to receive:

                           (a) his fixed compensation provided in Section 5
subparagraph (i) hereof to the last day of the calendar month in which the Executive's death shall have occurred; and

                           (b) additional compensation or benefits as provided
in the provisions of any plan in which the Executive participates.

                  (v) Notice of Termination.

                           Any termination by Company pursuant to this Section
subparagraphs (i) or (ii) above or by the Executive pursuant to this Section subparagraphs (iii) or (iv) above shall be communicated by written Notice of Termination to the other party or parties hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the employment of the Executive under the provision so indicated.

         9. Compensation Upon Termination or During Disability.

                  (i) During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, the Executive shall be entitled to all compensation and benefits hereunder, less the benefits he may receive in accordance with Company's disability insurance plan, if any.

                  (ii) If the Executive's employment shall be terminated for Cause, Company shall pay him the base salary and such other compensation as shall have been earned through the Date of Termination at the rate in effect at the time Notice of Termination is given and Company shall have no further obligations to the Executive under this Agreement.

         10. Status as a Director of Company and Parent.

                  Should Executive's employment hereunder cease for any reason, Executive agrees that such termination will constitute a resignation from his position as a director of Parent or any subsidiaries of Parent.

         11. Successors: Binding Agreement.

                  (i) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place. Failure to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to seek damages from Company on the same terms as he would be entitled hereunder if the Executive terminated his employment for Good Reason. As used in this section, "Company" shall mean Company as hereinbefore defined, and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

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                  (ii) This Agreement shall inure to the benefit of and be
enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

         12. Indemnity.

                  The Company and Parent shall indemnify the Executive and hold him harmless for any acts or decisions made by him in good faith while performing services for Company and to use its best efforts to obtain coverage for him under any insurance policy now in force or hereinafter obtained during the term of this Agreement covering the officers and directors of Company against lawsuits, and which policy shall cover all actions or inactions of the Executive during the term of this Agreement, whether or not any such lawsuit is filed during or after the term hereof. The Company will pay all expenses including attorney's fees, actually and necessarily incurred by the Executive in connection with the defense of such act, suit or proceeding and in connection with any appeal thereon, including the amount and cost of settlements.

         13. Notices.

                  Any notice which either party may be required or may desire to give to the other party must be in writing and may be given by personal delivery or by mailing the same by United States mail to the party to whom the notice is directed as hereinafter set forth:

                    Company:

                               Grand Prix Association of Long Beach, Inc.
                               Attn.: Chairman of the Compensation Committee 3000 Pacific Avenue
                               Long Beach, CA 90803

             With copies to:

                               Dover Downs Entertainment, Inc.
                               Attn.:  Chief Executive Officer
                               1131 North DuPont Highway
                               Dover, Delaware  19901

                               Klaus M. Belohoubek, Esquire
                               Dover Downs Entertainment, Inc.
                               2200 Concord Pike
                               Wilmington, Delaware  19803

             The Executive:    Christopher R. Pook
                               16671 Peale Lane
                               Huntington Beach, CA 92649

subject to the right of either party to designate a different address for itself or himself by notice immediately given. Any notice given by mail shall be deemed given on the day after that on which the same is deposited in the United States mail, addressed as above provided with postage thereon fully prepaid.

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         14. Injunctive Relief.

                  In the event of any breach or threatened breach of any of the terms of this Agreement by the Executive, the Company shall be entitled to injunctions, both preliminary and final, enjoining and restraining such breach or threatened breach, the Executive recognizing that such breach will result in immediate and irreparable harm and injury to the Company. Such remedies shall be in addition to any and all other remedies available at law or in equity, including the Company's right to recover any and all damages that may be sustained as a result of Executive's breach of contract. In addition to any other remedies, the Company shall have the right to stop the Executive, by means of injunction, from violating any part of this Agreement. In any litigation to interpret or enforce this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorney's fees.

         15. Miscellaneous.

                  This written Agreement contains the sole and entire agreement between the parties, and shall supersede any and all other agreements, whether written or oral, between the parties. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by any party which are not set forth expressly in this Agreement.

                  No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing signed by the Executive and such officers as may be specifically designated by the Board of Directors of Company. No waiver by any party hereto at any time of the breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of Delaware and the parties agree to the exclusive jurisdiction of state and federal courts located in Wilmington, Delaware.

         16. Validity.

                  The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         17. Counterparts.

                  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         18. Legal Fees and Court Costs.

                  In the event the Executive initiates legal action against Company for an alleged breach of any provision of this Agreement, and, solely in the event the Executive's action is finally adjudicated in his favor and against Company, and only after such event, all reasonably necessary expenses incurred by the Executive, including, without limitation, attorneys' fees pursuant to such legal action will be reimbursed to the Executive by Company within ten (10) days of the Executive presenting an invoice to Company. The provisions of this Section shall survive any termination of this Agreement by Company or the Executive and remain enforceable despite the nature of any contest between the Executive and Company which may arise.

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         19. Upon the execution hereof, Company shall reimburse Executive for all expenses he has incurred, including, without limitation, attorneys' fees, in connection with the negotiation, drafting, execution and delivery of this Agreement up to a maximum of $1,375.00.

         20. Sale Restriction.

                  During the term hereof, the Executive agrees that in any calendar year he shall not sell, gift, transfer or otherwise dispose of more than fifteen percent (15%) of the shares of common stock of Parent which he beneficially owns measured at the beginning of the year (or in the case of the first calendar year, measured at the Effective Time), provided that with respect to transfers within the Executive's immediate family, the percentage shall be increased by an additional five percent (5%).

         IN WITNESS WHEREOF, the parties here have executed this Agreement the day and year first above written.





                                       By: ___________________________________
                                           Member of the Board of Directors
                                           and Compensation Committee Chairman



                                       By: ___________________________________
                                           Christopher R. Pook


Accepted and agreed to by Parent:



By: ________________________________

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